EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that since the drop in its share price from $26.75 closing price on August 9, 2004 to $17.99 closing price on August 10, 2004, it has repurchased 539,000 shares in the open market for $9,945,000. The approximate ten million dollar repurchase was funded by profits from continuing UTMD operations and prior cash balances not needed to support operations.

The average per share repurchase cost including transaction costs was about $18.46. The recent repurchases represented about 12% of the shares outstanding prior to the August 10, 2004 FDA press release, which apparently damaged the Company's reputation with some investors.

The Board of Directors intends to continue UTMD's share repurchase program when shares are undervalued, which it believes is in the best interest of its long-term shareholders.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of high quality disposable and reusable specialty medical devices.